Exhibit 99.1

Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania – April 11, 2018

On April 10, 2018, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.155 per common share, payable on May 8, 2018, to shareholders of record at the close of business on April 24, 2018. This quarterly cash dividend is the same amount paid in the previous quarter.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of financial centers located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Charles T. Field, CPA - Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	cfield@peoplesbanknet.com

Press Release
Page 1 of 1	Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519